CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Trigger Jump Securities due 2027	$1,982,000	$216.24

August 2021

Pricing Supplement No. 2,194

Registration Statement Nos. 333-250103; 333-250103-01

Dated August 26, 2021

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Equities

Trigger Jump Securities Based on the Value of the Worst Performing of the STOXX® Europe 600 Index and the EURO STOXX 50® Index due August 31, 2027

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Trigger Jump Securities, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for Jump Securities, index supplement and prospectus, as supplemented and modified by this document. If the final index value of each underlying index is greater than or equal to its respective initial index value, you will receive for each security that you hold at maturity a minimum of $510 per security in addition to the stated principal amount.  If the worst performing underlying index appreciates by more than 51% over the term of the securities, you will receive for each security that you hold at maturity the stated principal amount plus an amount based on the percentage increase of such worst performing underlying index. If the final index value of either underlying index is less than its respective initial index value but the final index value of each underlying index is greater than or equal to 60% of its respective initial index value, which we refer to as the respective downside threshold value, investors will receive the stated principal amount of their investment. However, if the final index value of either underlying index is less than its respective downside threshold value, the payment at maturity will be significantly less than the stated principal amount of the securities by an amount that is proportionate to the percentage decrease in the final index value of the worst performing underlying from its initial index value. Under these circumstances, the payment at maturity will be less than $600 per security and could be zero. Accordingly, you could lose your entire initial investment in the securities. Because the payment at maturity on the securities is based on the worst performing of the underlying indices, a decline in either final index value below 60% of its respective initial index value will result in a significant loss on your investment, even if the other underlying index has appreciated or has not declined as much. These long-dated securities are for investors who seek an equity index-based return and who are willing to risk their principal, risk exposure to the worst performing of two underlying indices and forgo current income in exchange for the upside payment feature that applies only if the final index value of each underlying index is greater than or equal to its respective initial index value. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes Program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	August 26, 2021
Original issue date:	August 31, 2021 (3 business days after the pricing date)
Maturity date:	August 31, 2027
Aggregate principal amount:	$1,982,000
Interest:	None
Underlying indices:	The STOXX® Europe 600 Index (the “SXXP Index”) and the EURO STOXX 50® Index (the “SX5E Index”)
Payment at maturity:

●If the final index value of each underlying index is greater than or equal to its respective initial index value:

$1,000 + the greater of (i) $1,000 x the index percent change of the worst performing underlying index and (ii) the upside payment

●If the final index value of either underlying index is less than its respective initial index value but the final index value of each underlying index is greater than or equal to its respective downside threshold value:

$1,000

●If the final index value of either underlying index is less than its respective downside threshold value, meaning the value of either underlying index has declined by more than 40% from its respective initial index value to its respective final index value:

$1,000 × index performance factor of the worst performing underlying index

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $1,000, and will represent a loss of more than 40%, and possibly all, of your investment.

Upside payment:	$510 per security (51% of the stated principal amount).
Index percent change:	With respect to each underlying index, (final index value − initial index value) / initial index value
Index performance factor:	With respect to each underlying index, final index value / initial index value
Worst performing underlying index:	The underlying index with the lesser index performance factor
Initial index value:

With respect to the SXXP Index, 470.34, which is the index closing value of such index on the pricing date

With respect to the SX5E Index, 4,169.87, which is the index closing value of such index on the pricing date

Downside threshold value:	With respect to the SXXP Index, 282.204, which is 60% of the initial index value for such index With respect to the SX5E Index, 2,501.922, which is 60% of the initial index value for such index
Final index value:	With respect to each underlying index, the index closing value of such index on the valuation date
Valuation date:	August 26, 2027, subject to postponement for non-index business days and certain market disruption events
CUSIP / ISIN:	61773FQF3 / US61773FQF35
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$949.20 per security. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per security	$1,000	$35.00	$965.00
Total	$1,982,000	$69,370	$1,912,630

(1)Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $35.00 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(2)See “Use of proceeds and hedging” on page 19.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Jump Securities dated November 16, 2020 Index Supplement dated November 16, 2020 Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Value of the Worst Performing of the STOXX® Europe 600 Index and the EURO STOXX 50® Index due August 31, 2027

Principal at Risk Securities

Investment Summary

Principal at Risk Securities

The Trigger Jump Securities Based on the Value of the Worst Performing of the STOXX® Europe 600 Index and the EURO STOXX 50® Index due August 31, 2027 (the “securities”) can be used:

￭As an alternative to direct exposure to the underlying indices that provides a minimum positive return of 51% if the final index value of each underlying index is greater than or equal to its respective initial index value and offers uncapped 1-to-1 participation in the worst performing underlying index if the appreciation of such underlying index is greater than 51%;

￭To potentially outperform the worst performing of the STOXX® Europe 600 Index and the EURO STOXX 50® Index in a moderately bullish scenario;

￭To obtain limited protection against the loss of principal in the event of a decline of the underlying indices as of the valuation date, but only if the final index value of each underlying index is greater than or equal to its respective downside threshold value.

If the final index value of either underlying index is less than its downside threshold value, the securities are exposed on a 1-to-1 basis to the percentage decline of the final index value of the worst performing underlying index from its respective initial index value.  Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	6 years
Upside payment:	$510 per security (51% of the stated principal amount).
Downside threshold value:	For each underlying index, 60% of the respective initial index value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $949.20.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the upside payment and the downside threshold values, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However,

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Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Value of the Worst Performing of the STOXX® Europe 600 Index and the EURO STOXX 50® Index due August 31, 2027

Principal at Risk Securities

because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Value of the Worst Performing of the STOXX® Europe 600 Index and the EURO STOXX 50® Index due August 31, 2027

Principal at Risk Securities

Key Investment Rationale

The securities do not pay interest but provide a minimum positive return of 51% if the final index value of each of the STOXX® Europe 600 Index and the EURO STOXX 50® Index is greater than or equal to its respective initial index value and offer an uncapped 1-to-1 participation in the worst performing underlying index if the appreciation of such underlying index is greater than 51%. If the final index value of either underlying index is less than its respective initial index value but the final index value of each underlying index is greater than or equal to its respective downside threshold value, you will receive a payment at maturity equal to the stated principal amount. However, if, as of the valuation date, the value of either underlying index is less than its respective downside threshold value, the payment due at maturity will be less than $600 per security and could be zero.

Upside Scenario

If the final index value of each underlying index is greater than or equal to its respective initial index value, the payment at maturity for each security will be equal to $1,000 plus the greater of (i) $1,000 times the index percent change of the worst performing underlying index and (ii) the upside payment of $510.

Par Scenario

If the final index value of either underlying index is less than its respective initial index value but the final index value of each underlying index is greater than or equal to its respective downside threshold value, the payment at maturity will be equal to the stated principal amount of $1,000 per security.

Downside Scenario

If the final index value of either underlying index is less than its respective downside threshold value, you will lose 1% for every 1% decline in the value of the worst performing underlying index from its initial index value, without any buffer (e.g., a 51% depreciation in the worst performing underlying index from the respective initial index value to the respective final index value will result in a payment at maturity of $510 per security).

Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in either underlying index below its respective downside threshold value will result in a loss of a significant portion or all of your investment, even if the other underlying index has appreciated or has not declined as much.

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Morgan Stanley Finance LLC

Trigger Jump Securities Based on the Value of the Worst Performing of the STOXX® Europe 600 Index and the EURO STOXX 50® Index due August 31, 2027

Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the securities. The following examples are for illustrative purposes only. The payment at maturity on the securities is subject to our credit risk. The below examples are based on the following terms. The actual initial index values and downside threshold values are set forth on the cover of this document.

Stated Principal Amount:	$1,000 per security
Hypothetical Initial Index Value:	With respect to the SXXP Index: 470 With respect to the SX5E Index: 3,700
Hypothetical Downside Threshold Value:	With respect to the SXXP Index: 282, which is 60% of its hypothetical initial index value With respect to the SX5E Index: 2,220, which is 60% of its hypothetical initial index value
Upside Payment:	$510 per security (51% of the stated principal amount).
Interest:	None

EXAMPLE 1: Both underlying indices appreciate substantially, and investors therefore receive the stated principal amount plus a return reflecting the index percent change of the worst performing underlying index.

Final index value		SXXP Index: 893
SX5E Index: 6,660
Index percent change		SXXP Index: (893 – 470) / 470 = 90% SX5E Index: (6,660 – 3,700) / 3,700 = 80%
Index performance factor		SXXP Index: 893 / 470 = 190% SX5E Index: 6,660 / 3,700 = 180%
Payment at maturity	=	$1,000 + ($1,000 x the index percent change of the worst performing underlying index)
	=	$1,000 + $800
	=	$1,800

In example 1, the final index value for the SXXP Index has increased from its initial index value by 90%, and the final index value for the SX5E Index has increased from its initial index value by 80%. Because the final index value of each underlying index is at or above its respective initial index value, and the index percent change of the worst performing underlying index is greater than the minimum positive return of 51%, investors receive at maturity the stated principal amount plus 1-to-1 participation in the performance of the worst performing underlying index.  Investors receive $1,800 per security at maturity.

EXAMPLE 2: The final index values of both underlying indices are at or above their respective initial index values but the worst performing underlying index has not appreciated by more than 50%, and investors therefore receive the stated principal amount plus the upside payment.

Final index value		SXXP Index: 587.50
SX5E Index: 4,440
Index percent change		SXXP Index: (587.50 – 470) / 470 = 25% SX5E Index: (4,440 – 3,700) / 3,700 = 20%
Index performance factor		SXXP Index: 587.50 / 470 = 125% SX5E Index: 4,440 / 3,700 = 120%
Payment at maturity	=	$1,000 + upside payment
	=	$1,000 + $510

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Trigger Jump Securities Based on the Value of the Worst Performing of the STOXX® Europe 600 Index and the EURO STOXX 50® Index due August 31, 2027

Principal at Risk Securities

=	$1,510

In example 2, the final index value for the SXXP Index has increased from its initial index value by 25%, and the final index value for the SX5E Index has increased from its initial index value by 20%. Because the final index value of each underlying index is at or above its respective initial index value, investors receive at maturity the stated principal amount plus the upside payment of $510. Investors receive $1,510 per security at maturity.

EXAMPLE 3: The final index value of one of the underlying indices is less than its respective downside threshold value. Investors are therefore exposed to the full decline in the worst performing underlying index from its initial index value.

Final index value		SXXP Index: 564
SX5E Index: 1,850
Index performance factor		SXXP Index: 564 / 470 = 120% SX5E Index: 1,850 / 3,700 = 50%
Payment at maturity	=	$1,000 x index performance factor of the worst performing underlying index
	=	$1,000 × 50%
	=	$500

In example 3, the final index value for the SXXP Index has increased from its initial index value by 20% and the final index value for the SX5E Index has decreased from its initial index value by 50%. Because one of the underlying indices has declined below its respective downside threshold value, investors are exposed to the full negative performance of the SX5E Index, which is the worst performing underlying index in this example. Under these circumstances, investors lose 1% of the stated principal amount for every 1% decline in the value of the worst performing underlying index from its initial index value. In this example, investors receive a payment at maturity equal to $500 per security, resulting in a loss of 50%.

EXAMPLE 4: The final index values of one or more underlying indices are less than the respective initial index values but the final index value of each underlying index is greater than or equal to its respective downside threshold value.

Final index value		SXXP Index: 399.50
		SX5E Index: 3,330
Index performance factor		SXXP Index: 399.50 / 470 = 85% SX5E Index: 3,330 / 3,700 = 90%
Payment at maturity	=	$1,000

In example 4, the final index value of at least one underlying index is less than its respective initial index value, and so investors do not receive the upside payment. However, the final index value of each underlying index is greater than or equal to its respective downside threshold value. The SXXP index has declined by 15% and the SX5E Index has declined by 10%. Therefore, because the final index value or each underlying index is greater than or equal to its respective downside threshold value, investors receive at maturity the stated principal amount of $1,000 per security.

EXAMPLE 5: The final index value of each underlying index is less than its respective downside threshold value. Investors are therefore exposed to the full decline in the worst performing underlying index from its initial index value.

Final index value		SXXP Index: 94
SX5E Index: 1,295
Index performance factor		SXXP Index: 94 / 470 = 20% SX5E Index: 1,295 / 3,700 = 35%
Payment at maturity	=	$1,000 × index performance factor of the worst performing underlying index

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Trigger Jump Securities Based on the Value of the Worst Performing of the STOXX® Europe 600 Index and the EURO STOXX 50® Index due August 31, 2027

Principal at Risk Securities

=	$1,000 × 20%
=	$200

In example 5, the final index value for the SXXP Index has decreased from its initial index value by 80%, and the final index value for the SX5E Index has decreased from its initial index value by 65%. Because one or more underlying indices have declined below their respective downside threshold values, investors are exposed to the full negative performance of the SXXP Index, which is the worst performing underlying index in this example. Under these circumstances, investors lose 1% of the stated principal amount for every 1% decline in the value of the worst performing underlying index from its initial index value. In this example, investors receive a payment at maturity equal to $200 per security, resulting in a loss of 80%.

If the final index value of either of the underlying indices is less than its respective downside threshold value, you will receive an amount in cash that is significantly less than the $1,000 stated principal amount of each security by an amount proportionate to the full decline in the level of the worst performing underlying index from its initial index value over the term of the securities, and you will lose a significant portion or all of your investment.

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Trigger Jump Securities Based on the Value of the Worst Performing of the STOXX® Europe 600 Index and the EURO STOXX 50® Index due August 31, 2027

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest or guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any principal at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final index value of each underlying index. If the final index value of either underlying index is less than 60% of its respective initial index value, you will receive at maturity an amount in cash that is significantly less than the $1,000 stated principal amount of each security by an amount proportionate to the full decline in the final index value of the worst performing underlying index from its initial index value over the term of the securities, and you will lose a significant portion or all of your investment. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

￭The amount payable on the securities is not linked to the values of the underlying indices at any time other than the valuation date. The final index values will be the index closing values on the valuation date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the worst performing underlying index appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the value of the worst performing underlying index prior to such drop.  Although the actual value of the worst performing underlying index on the stated maturity date or at other times during the term of the securities may be higher than its respective final index value, the payment at maturity will be based solely on the index closing value of the worst performing underlying index on the valuation date.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

￭the values of the underlying indices at any time (including in relation to their initial index values),

￭the volatility (frequency and magnitude of changes in value) of the underlying indices,

￭dividend rates on the securities underlying the underlying indices,

￭interest and yield rates in the market,

￭geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying indices or securities markets generally and which may affect the value of the underlying indices,

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Principal at Risk Securities

￭the time remaining until the maturity of the securities,

￭the composition of the underlying indices and changes in the constituent stocks of the underlying indices, and

￭any actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. In particular, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of either underlying index is near, at or below its respective downside threshold value.

You cannot predict the future performance of the underlying indices based on their historical performance. If the final index value of either underlying index is less than 60% of its respective initial index value, you will be exposed on a 1-to-1 basis to the full decline in the final index value of the worst performing underlying index from its respective initial index value. There can be no assurance that the final index value of each underlying index will be greater than or equal to its respective initial index value so that you will receive at maturity an amount that is greater than the $1,000 stated principal amount for each security you hold, or that you will not lose a significant portion or all of your investment.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may

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Principal at Risk Securities

buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

￭Investing in the securities is not equivalent to investing in the underlying indices. Investing in the securities is not equivalent to investing in either underlying index or the component stocks of either underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying indices.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index values, the downside threshold values, the final index values, the index percent changes or the index performance factors, as applicable, and the payment that you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing values in the event of a market disruption event or discontinuance of an underlying index.  These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement.  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying indices or their component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value of an underlying index, and, therefore, could increase the value at or above which such underlying index must close on the valuation date so that you do not suffer a significant loss on your initial investment in the securities (depending also on the performance of the other underlying index). Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of either underlying index on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any (depending also on the performance of the other underlying index).

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and

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character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Indices

￭You are exposed to the price risk of both underlying indices. Your return on the securities is not linked to a basket consisting of both underlying indices. Rather, it will be based upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlying indices. Poor performance by either underlying index over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying index. If the final index value of either underlying index declines to below 60% of its respective initial index value, you will be fully exposed to the negative performance of the worst performing underlying index at maturity, even if the other underlying index has appreciated or has not declined as much. Accordingly, your investment is subject to the price risk of both underlying indices.

￭Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risk of sustaining a significant loss on your investment than if the securities were linked to just one underlying index. The risk that you will suffer a significant loss on your investment is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlying index. With two underlying indices, it is more likely that the final index value of either underlying index will decline to below its respective downside threshold value than if the securities were linked to only one underlying index. Therefore, it is more likely that you will suffer a significant loss on your investment.

￭There are risks associated with investments in securities linked to the value of foreign equity securities. The STOXX® Europe 600 Index and the EURO STOXX 50® Index, the underlying indices, are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected

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by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

￭Adjustments to the underlying indices could adversely affect the value of the securities. The publisher of either underlying index may add, delete or substitute the stocks underlying such index or make other methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the securities. The publisher of such underlying index may also discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the payout on the securities at maturity will be an amount based on the closing prices on the valuation date of the stocks underlying the relevant index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such underlying index last in effect prior to such discontinuance (depending also on the performance of the other underlying index).

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STOXX® Europe 600 Index Overview

The STOXX® Europe 600 Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the STOXX® Europe 600 Index is based on an initial STOXX® Europe 600 Index value of 100 at December 31, 1991. The STOXX® Europe 600 Index is composed of the 600 largest companies by free-float market capitalization traded on the major exchanges of 17 European countries. For additional information about the STOXX® Europe 600 Index, see the information set forth under “Annex A—STOXX® Europe 600 Index” below.

Information as of market close on August 26, 2021:

Bloomberg Ticker Symbol:	SXXP
Current Index Value:	470.34
52 Weeks Ago:	373.12
52 Week High (on 8/13/2021):	475.83
52 Week Low (on 10/29/2020):	341.76

The following graph sets forth the daily closing values of the SXXP Index for the period from January 1, 2016 through August 26, 2021. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SXXP Index for each quarter in the same period. The closing value of the SXXP Index on August 26, 2021 was 470.34. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The SXXP Index has at times experienced periods of high volatility, and you should not take the historical values of the SXXP Index as an indication of its future performance.

SXXP Index Daily Closing Values January 1, 2016 to August 26, 2021

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STOXX® Europe 600 Index	High	Low	Period End
2016
First Quarter	358.88	303.58	337.54
Second Quarter	350.75	308.75	329.88
Third Quarter	350.62	318.76	342.92
Fourth Quarter	361.53	328.80	361.42
2017
First Quarter	381.14	360.12	381.14
Second Quarter	396.45	376.35	379.37
Third Quarter	388.16	368.42	388.16
Fourth Quarter	396.77	381.96	389.18
2018
First Quarter	402.81	363.18	370.87
Second Quarter	396.94	367.33	379.93
Third Quarter	392.08	373.47	383.18
Fourth Quarter	383.94	329.58	337.65
2019
First Quarter	384.29	333.92	379.09
Second Quarter	391.35	369.06	384.87
Third Quarter	393.15	365.09	393.15
Fourth Quarter	419.74	377.46	415.84
2020
First Quarter	433.90	279.66	320.06
Second Quarter	375.32	309.06	360.34
Third Quarter	376.69	355.51	361.09
Fourth Quarter	401.61	341.76	399.03
2021
First Quarter	430.65	395.85	429.60
Second Quarter	459.86	432.22	452.84
Third Quarter (through August 26, 2021)	475.83	444.29	470.34

“STOXX® Europe 600” and “STOXX®” are registered trademarks of STOXX Limited. See “Annex A—STOXX® Europe 600 Index” below.

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EURO STOXX 50® Index Overview

The EURO STOXX 50® Index was created by STOXX Limited, a part of Qontigo, which is a wholly owned subsidiary of Deutsche Börse AG. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders among the 20 STOXX supersectors, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

Information as of market close on August 26, 2021:

Bloomberg Ticker Symbol:	SX5E
Current Index Value:	4,169.87
52 Weeks Ago:	3,356.76
52 Week High (on 8/13/2021):	4,229.70
52 Week Low (on 10/30/2020):	2,958.21

The following graph sets forth the daily closing values of the SX5E Index for the period from January 1, 2016 through August 26, 2021. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SX5E Index for each quarter in the same period. The closing value of the SX5E Index on August 26, 2021 was 4,169.87. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The SX5E Index has at times experienced periods of high volatility, and you should not take the historical values of the SX5E Index as an indication of its future performance.

SX5E Index Daily Closing Values January 1, 2016 to August 26, 2021

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EURO STOXX 50® Index	High	Low	Period End
2016
First Quarter	3,178.01	2,680.35	3,004.93
Second Quarter	3,151.69	2,697.44	2,864.74
Third Quarter	3,091.66	2,761.37	3,002.24
Fourth Quarter	3,290.52	2,954.53	3,290.52
2017
First Quarter	3,500.93	3,230.68	3,500.93
Second Quarter	3,658.79	3,409.78	3,441.88
Third Quarter	3,594.85	3,388.22	3,594.85
Fourth Quarter	3,697.40	3,503.96	3,503.96
2018
First Quarter	3,672.29	3,278.72	3,361.50
Second Quarter	3,592.18	3,340.35	3,395.60
Third Quarter	3,527.18	3,293.36	3,399.20
Fourth Quarter	3,414.16	2,937.36	3,001.42
2019
First Quarter	3,409.00	2,954.66	3,351.71
Second Quarter	3,514.62	3,280.43	3,473.69
Third Quarter	3,571.39	3,282.78	3,569.45
Fourth Quarter	3,782.27	3,413.31	3,745.15
2020
First Quarter	3,865.18	2,385.82	2,786.90
Second Quarter	3,384.29	2,662.99	3,234.07
Third Quarter	3,405.35	3,137.06	3,193.61
Fourth Quarter	3,581.37	2,958.21	3,552.64
2021
First Quarter	3,926.20	3,481.44	3,919.21
Second Quarter	4,158.14	3,924.80	4,064.30
Third Quarter (through August 26, 2021)	4,229.70	3,928.53	4,169.87

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

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Additional Terms of the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	With respect to each of the SXXP Index and the SX5E Index, STOXX Limited, or any successor thereof.
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered, if any, with respect to the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due, if any, with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for Jump Securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

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Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in stocks of the underlying indices and in futures and options contracts on the underlying indices and any component stocks of the underlying indices listed on major securities markets. Such purchase activity could potentially increase the initial index value of either underlying index, and, therefore, could increase the value at or above which such underlying index must close on the valuation date so that you do not suffer a significant loss on your initial investment in the securities (depending also on the performance of the other underlying index). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of either underlying index, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any (depending also on the performance of the other underlying index). For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $35.00 for each security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump Securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Jump Securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for Jump Securities and the index supplement if you so request by

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calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Jump Securities dated November 16, 2020

Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the product supplement for Jump Securities, in the index supplement or in the prospectus.

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Annex A—STOXX® Europe 600 Index

The STOXX® Europe 600 Index (the “SXXP Index,” or the “Index”) is comprised of the 600 largest companies by free-float market capitalization traded on the major exchanges of 17 European countries. The Index is a price-return index denominated in euro, calculated, maintained and published by STOXX Limited.

The Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the STOXX® Europe 600 Index is based on an initial index value of 100 at December 31, 1991. On March 1, 2010, STOXX Limited announced the removal of the “Dow Jones” prefix from all of its indices, including the Index. The Index is reported daily by Bloomberg L.P. under the symbol “SXXP.”

Composition of the SXXP Index

The SXXP Index has a fixed number of 600 components which represent the largest companies in terms of free-float market capitalization from across 17 countries of the European region: Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Norway, Poland, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

The selection list for the SXXP Index is composed of each company’s most liquid stock with a minimum liquidity of greater than one million euros measured over 3-month average daily trading value and is ranked in terms of free-float market capitalization. From the selection list, the largest 550 stocks qualify for selection. The remaining 50 stocks are selected from the largest remaining current components ranked between 551 and 750. If the number of stocks selected is still below 600, the largest remaining stocks are selected until there are 600 stocks.

The composition of the STOXX Europe 600® Index is reviewed quarterly, based on the closing stock data on the last trading day of the month following the implementation of the last quarterly index review. The component stocks are announced on the fourth Tuesday of the month immediately prior to the review implementation month. Changes to the component stocks are implemented after the close on the third Friday in each of March, June, September and December and are effective the following trading day.

Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcies) that affect the STOXX Europe 600® Index composition are reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

The free-float factors for each component stock used to calculate the STOXX Europe 600® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

Computation of the SXXP Index

The Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the value of the Index at any time can be expressed as follows:

Index value	=	free float market capitalization of the Index divisor

The “free float market capitalization of the Index” is equal to the sum of the products of the price, number of shares, the free float factor and the weighting cap factor for each component stock as of the time the Index is being calculated.

The free float factors and outstanding number of shares used to calculate the Index are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Extraordinary adjustments may occur due to certain corporate actions. The timing of such adjustments depends on the magnitude of the change.

The Index is also subject to a divisor, which is adjusted to maintain the continuity of index values despite changes due to corporate actions. All corporate actions and dividends are implemented at the effective date (ex-date); i.e., with corporate actions where cash or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-date. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number

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of shares for every “A” share held (where applicable). If the new shares have a dividend disadvantage —i.e., the new shares have a different dividend from that paid on the old shares — the price for these new shares will be adjusted according to the gross dividend amount. The divisor may increase, decrease or be held constant.

DIVISOR:	Decreases	A) Special Cash dividend adjusted price = closing price − announced dividend * (1 − withholding tax if applicable)
DIVISOR:	Constant	B) Split and Reverse Split adjusted price = closing price * A / B new number of shares = old number of shares * B / A

DIVISOR:	Increases

C) Rights Offering

If the subscription price is not available or equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

In case the share increase is larger or equal to 200% (B / A ≥ 2) the adjustment of the shares and weight factors are delayed until the new shares are listed.

adjusted price = (closing price * A + subscription price * B) / (A + B)

new number of shares = old number of shares * (A + B) / A

DIVISOR:	Constant	D) Stock Dividend adjusted price = closing price * A / (A + B) new number of shares = old number of shares * (A + B) / A
	Decreases	E) Stock Dividend (from treasury stock) If treated as regular cash dividend, not adjusted. If treated as extraordinary dividend: adjusted price = closing price – closing price * B / (A + B)
DIVISOR:	Decreases	F) Stock Dividend of Another Company Security adjusted price = (closing price * A − price of the different company security * B) / A
DIVISOR:	Decreases	G) Return of Capital and Share Consolidation adjusted price = (closing price − capital return announced by company * (1 − withholding tax)) * A / B new number of shares = old number of shares * B / A
DIVISOR:	Decreases

H) Repurchase of Shares/Self-Tender

adjusted price = ((price before tender * old number of shares) − (tender price * number of tendered shares)) / (old number of shares − number of tendered shares)

new number of shares = old number of shares − number of tendered shares

DIVISOR:	Decreases	I) Spin-off adjusted price = (closing price * A − price of spun-off shares * B) / A
DIVISOR:

J) Combination Stock Distribution (Dividend or Split) and Rights Offering

Shareholders receive “B” new shares from the distribution and “C” new shares from the rights offering for every “A” shares held:

Increases

● If rights are applicable after stock distribution (one action applicable to other)

adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]

new number of shares = old number of shares * [(A + B) * (1 + C / A)] / A

Increases

● If stock distribution is applicable after rights (one action applicable to other)

adjusted price = [closing price * A + subscription price * C] / [(A + C) * (1 + B / A)]

new number of shares = old number of shares * [(A + C) * (1 + B / A)]

DIVISOR:	Increases

● Stock distribution and rights (neither action is applicable to the other)

adjusted price = [closing price * A + subscription price * C] / [A + B + C]

new number of shares = old number of shares * [A + B + C] / A

K) Addition/Deletion of a Company No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
L) Free float and Share Changes

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No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

The securities are not sponsored, endorsed, sold or promoted by STOXX Limited. STOXX Limited makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. The STOXX® Europe 600 Index is determined, composed and calculated by STOXX Limited without regard to Morgan Stanley or the securities. STOXX Limited has no obligation to take the needs of Morgan Stanley or the owners of the securities into consideration in determining, composing or calculating the STOXX® Europe 600 Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. STOXX Limited has no obligation or liability in connection with the administration, marketing or trading of the securities.

STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE STOXX® EUROPE 600 INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE STOXX® EUROPE 600 INDEX OR ANY DATA INCLUDED THEREIN.  STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE STOXX® EUROPE 600 INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

“STOXX® Europe 600 Index” and “STOXX®” are registered trademarks of STOXX Limited.  The securities are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the securities.

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